Exhibit 10.11

Ref: RW/James Lowry

21 May 2021

Dear James

I am pleased to confirm our offer to you to join Henderson Administration Limited (the Company) on the following terms, subject to:

●	proof that you are entitled to work in the United Kingdom;
●	the Company’s satisfaction with the outcome of reference, criminal records and other pre- employment checks as required by the Company.

For the avoidance of doubt, the above conditions must be satisfied prior to the commencement of your employment. If you are unable to satisfy these conditions this Agreement will not take effect.

In order to prove your entitlement to work in the UK, you must, prior to the commencement of your employment, produce the original of your passport (and biometric residence permit, if you have one) for copying by us.

In addition, because of the nature of your position, the Company may determine that your employment should be subject to the acceptance of your application for registration by the Financial Conduct Authority (FCA). In view of this, you are required to complete and return the enclosed FCA form.

Under the FCA rules, the Company is required to ensure that appropriate employees have, or undergo training to acquire, the requisite knowledge and skills to enable them to perform their duties competently and with due regard to the needs of their clients and the requirements of the Financial Services and Markets Act 2000.

Accordingly, if the Company determines that your role requires, upon taking up your employment, you will be provided with appropriate induction training to enable you to gain sufficient knowledge of Janus Henderson’s products, funds and procedures. Following that you will need to demonstrate continuously that you remain Threshold Competent. Should you at any stage fail to maintain Threshold Competence, the Company may terminate your employment.

The following terms include the statutory particulars we are required to give you in accordance with the terms of the Employment Rights Act 1996, which, together with the contractual sections of the Employee Handbook make up your contract of employment (the Agreement). Where there is any conflict between the statement of terms of employment and the contractual sections of the Employee Handbook the statement of terms will apply. We do not automatically send out copies of the Employee Handbook, as it is available on the Source (the Company’s intranet). If you wish to see a copy before accepting this offer, please let me know.

1.	Date of commencement of employment

1.1

Your employment with the Company will, subject to the conditions above, commence on a date to be mutually agreed between you and the Company. The mutually agreed date should be entered where indicated on the copy of this letter which you return as signifying acceptance of these terms (such date being the Commencement Date).

1.2

The first six months of your employment will constitute a probationary period (the Probationary Period). During the Probationary Period the Company will review your work and contribution to the Company and will decide whether to confirm your ongoing employment. Alternatively the Company may at its option extend the Probationary Period where this is deemed necessary and/or where satisfactory references or evidence of your qualifications, identity or entitlement to work in the UK have not been received.

1.3	Your period of continuous employment for the purposes of the Employment Rights Act 1996 will begin on the Commencement Date.

2.	Duties

2.1

Your job title is Global Chief Operating Officer and you will perform and observe such duties as may from time to time be required of you by the Company. The Company reserves the right to change reporting lines and change, add or withdraw duties subject to giving you prior notice.

2.2	You consent to the secondment or transfer of your employment under this Agreement to an Associated Employer (within the meaning of the Employment Rights Act 1996) at any time during your employment.

2.3

The Company has the right to require you to remain away from the office at any time and for any period, and to modify or reassign your duties, provided that the Company continues to pay your Basic Salary during such period.

2.4	You agree that you will act in the best interests of the Company and the Janus Henderson Group at all times during your employment.

3.	Remuneration and benefits

3.1	Basic salary

3.1.1

Your initial basic salary will be £280,000 per annum (Basic Salary) payable in equal monthly instalments in arrears on the 25th day of each month to a bank account in the UK, as directed by you. If you join or leave the Company part way through a month you will be paid for the number of working days worked in that month. The method for calculating a day's pay for these purposes will be your Basic Salary (or, if applicable, your Adjusted Salary (defined below)) divided by 260. Where you have agreed with the Company that your Basic Salary will be reduced as part of a salary sacrifice arrangement, you will be paid instead an “Adjusted Salary”, being the Basic Salary less the authorised reduction.

3.1.2

Salaries are reviewed in the first quarter of each year and your salary will first be reviewed in the first calendar year following the Commencement Date, provided that the Commencement Date falls before 1 October in the immediately preceding calendar year. The Company would, however, have no obligation to increase your salary consequent on any such review.

3.2	Discretionary Bonus

3.2.1

You will be eligible to be considered for an annual discretionary bonus under the Company’s bonus scheme in place from time to time. To be eligible to receive any award, you must be in employment with, and not have given notice of termination to, or received notice of termination from, the Company for any reason whatsoever by the date payment would otherwise be made. Any award will be entirely at the discretion of the Company and is not part of your contractual remuneration and is not pensionable.

3.2.2

Award of bonuses (if any) is usually made in the first quarter of each year, and any awards which are made are determined by reference to performance in the calendar year (the Performance Year) preceding the award. You will be eligible to be considered for a bonus award if you are in the Company’s employment on that date and not under notice of termination. You will not be eligible to be considered for a bonus award if the Commencement Date was after 1 October in the relevant Performance Year.

3.2.3

The amount and form of any discretionary bonus award will be determined by the Company in its absolute discretion taking into account such factors as the Company considers, from time to time, to be appropriate, which may include the performance of Janus Henderson Group plc and the relevant business area, and the performance, contribution and conduct of the individual.

3.2.4

The fact that the Company may pay you a bonus in one year does not mean that you will receive a bonus in any later year and you should not expect this. The Company has the right in its absolute discretion to amend any aspect of the scheme or to withdraw it completely and in particular (without limitation) the Company may impose conditions in relation to forfeiture and/or clawback.

3.3	Deferred Incentive Plan Award (DIP)

3.3.1

Subject to the provisions of this clause and Compensation Committee of the JHG Board of Directors approval (if required) you will be granted an award valued at $300,000 in Janus Henderson Group plc shares (the DIP Award).

3.3.2

If approved, the DIP Award will be made to you under and subject to the rules of the Janus Henderson Group plc Deferred Incentive Plan (the DIP Rules); in the event of any conflict between the DIP Rules and the terms of this Agreement, the DIP Rules will override the terms of this Agreement. Capitalised terms used within this clause that are not otherwise defined, are defined in the DIP Rules.

3.3.3

The number of shares in Janus Henderson Group plc making up the Award (the “Shares”) will be calculated using the New York Stock Exchange average high/low trading prices on the Grant Date. The Grant Date will be the date of your commencement of your employment with the Company. To the extent the Grant Date falls in a closed trading period, the Grant date will be the first day following the end of the closed period.

3.3.4

The DIP Award will be granted at nil cost and will, subject to satisfaction of the conditions set out in this Agreement and the DIP Rules, vest on the first, second and third anniversary of the Grant Date in three equal tranches (the “Vesting Dates”).

	2022	2023	2024
Amount	$100,000	$100,000	$100,000

3.3.5

The period of time between the Grant Date and each Vesting Date is the Restricted Period. During the Restricted Period the Shares will remain in the trust. Prior to the Vesting Date, you will have a conditional right to receive the Shares only.

3.3.6	Vesting of each Tranche of DIP Award is strictly subject to the following conditions:

3.3.6.1	you remaining in employment and not having given or received notice of termination of employment for any reason and by or on the relevant payment and/or vesting dates; and

3.3.6.2

you not being subject to the Company’s disciplinary procedure or any other actions which would result in forfeiture of any or all of the award as may be required pursuant to any applicable laws or regulations prior to the relevant payment and/or vesting dates.

3.3.7	In the event of any dispute over whether any of the DIP Award Tranches will vest, the Company’s view will prevail.

3.4	Incentive schemes and remuneration policies

3.4.1

Any proportion of any award or payment may at the Company's discretion be paid in the form of shares in Janus Henderson Group plc or other instruments. The Company may require you to defer a proportion of any award or payment into the Company’s deferral scheme from time to time in force. The terms of the current deferral scheme will be communicated to you in the event that any award or payment reaches the appropriate deferral threshold.

3.4.2

If, on termination of employment (whether lawfully or in breach of contract) you lose any award, or proportion of an award, or any of the rights or benefits under any incentive, deferral or other scheme in which you have participated during your employment (including rights or benefits which you would not have lost had your employment not terminated) you will not be entitled, by way of compensation for loss of office, breach of contract or otherwise, to any compensation for the loss of any such award, rights or benefits.

3.4.3

If the amount of any award or payment made to you pursuant to your employment exceeds any maximum amount that may be paid to you pursuant to any law or relevant regulation in effect at the time of such award or payment (or vesting thereof), your eligibility or entitlement (as relevant) will be reduced to the maximum amount allowed under such law or regulation and the Company's obligations to make any such award or payment will be reduced accordingly. You agree that if such a payment or award has already been received by you, you will on demand repay any excess above the maximum permitted amount (less any tax already paid).

3.4.4

The provisions of this clause 3 apply not only to any awards and payments referred to in this Agreement but also to any awards and payments made to you subsequently, irrespective of whether the provisions of this clause are repeated in any notification relating to such awards or payments. For the avoidance of doubt, ‘awards’ and ‘payments’ may include (but are not limited to) all types of bonuses, incentives, fees (whether discretionary or guaranteed) and salary.

3.5	Medical Cover

3.5.1

You and your accompanying family members will be covered under the global Cigna benefits plan. To reduce your tax cost on this benefit, you will receive a monthly allowance of GBP 470 which will be subject to usual deductions for tax.

3.6	Relocation Provisions

3.6.1	Immigration / Visa Assistance

The Company will assist with securing the appropriate work permit / visa for you and your accompanying family members. The Company will co-ordinate these applications with its immigration provider, as appropriate.

3.6.2	Travel

You and your accompanying family members will be entitled to a one-way business class flight from Boston to London. You may claim the cost of reasonable taxi and public transport costs to and from the airports via the usual expense claims process.

3.6.3	Temporary Accommodation

You will be entitled to up to 30 days temporary accommodation to be used in the home and/or host location.

3.6.4	Shipment of Personal Effects

You will be entitled to the following surface shipment / airfreight:

	Surface Shipment	Airfreight
Accompanied + children	40 foot container (60cbm)	720 lbs + 220 lbs per dependent
Insurance	capped at £2,000 per cbm

Please read the section detailing Excluded Items in the New Hire Relocation Policy as any additional costs incurred will be your own responsibility.

It is your responsibility to ensure that legal, insurance, customs and other administration is complied with at ports of entry or exit. You should ensure that you have the necessary paperwork to facilitate clearance of your goods through customs.

3.6.5	Settling In Assistance

You will be entitled to one day of settling in support.

3.6.6	Relocation Allowance

To contribute to miscellaneous relocation costs in both the home and host locations you will receive a one-time taxable allowance of GBP 3,500. This will be paid in your first payroll and will be subject to usual deductions for tax.

3.6.7	Tax Assistance

You will receive a one-time taxable allowance of GBP 10,000 to assist you with your tax return filings during your time in London. This will be paid in your first payroll and will be subject to usual deductions for tax. You are responsible for any tax liabilities, both in the US and the UK, and for complying with your tax filing and payment obligations.

3.6.8	These relocation provisions are subject to the following conditions:

The terms of your relocation provisions must be agreed and confirmation provided to the Company prior to your relocation. Your signature acts as confirmation of your understanding and acceptance of the terms and conditions.

You and any accompanying dependants being granted the appropriate work or residence permit and/or visa and these authorisations are in place prior to the transfer.

3.6.9	Relocation Cost Reclaim on Resignation

If you resign or are terminated for gross misconduct within 12 months of the relocation, the Company will look to reclaim up to 50% of the costs borne by the Company for your relocation. These will include the cost of:

Flights to new location

Air / surface shipment costs

Temporary accommodation costs

Relocation allowance

3.7	Pension scheme

3.7.1

You will automatically join the money purchase section of the UK staff pension scheme, subject to the rules of the scheme. A copy of the Pension Scheme Booklet which sets out the rules of the scheme is enclosed. You should familiarise yourself with this document.

3.7.2	The Company reserves the right to amend or discontinue the pension scheme or its rules at any time, subject to having given the employees affected prior notice.

3.7.3

The trustees of the pension scheme and their advisers and administrators (as detailed in the Annual Scheme Report and Accounts) will need to process certain data about you. These may include items which are categorised as special categories of personal data under the General Data Protection Regulations such as health details or death benefit nominations. You accept that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the pension scheme as a whole. Further details of this processing are set out in the Janus Henderson Group’s Employee Privacy Statement.

4.	Absence from work

4.1	Sickness or injury

4.1.1

If you are ill or injured and unable to attend work, you must notify your manager within one hour of your contractual start time, on each day of your absence where this is for seven calendar days or fewer. You must return to work as soon as you are fit to do so. Full details of the procedures in case of sickness or injury are set out in the Employee Handbook, which will be available to you on the Company’s intranet.

4.2	Sick Pay

4.2.1

If your employment is confirmed after your Probationary Period, you may be entitled to receive company sick pay under the Company sick pay policy as a discretionary entitlement to your full salary and contractual benefits. There is no entitlement to be paid salary during absence due to ill health during the Probationary Period. Further details of this can be found in the Handbook.

4.2.2

Any payments made by the Company on account of absence through sickness or injury will be inclusive of any entitlements you may have to statutory sick pay and will be reduced by any benefits to which you may be entitled from the Department for Work and Pensions (DWP) as a result of such sickness or injury (whether or not claimed or recovered). You should claim any benefits due from the DWP.

4.3	Medical examinations/reports

4.3.1

If required, the Company may ask you to produce a medical certificate and/or we may ask you at any time to undergo a medical examination by your own registered medical practitioner subject to your consent and your rights under the Access to Medical Reports Act. The Company may also ask you to undergo a medical examination by a registered medical practitioner of our own choice and at our own expense. This will be discussed with you in more detail at the relevant time.

5.	Hours of work

5.1	Your standard working week is 35 hours: 9.00 am to 5.00 pm, Monday to Friday, with a one hour break for lunch.

5.2

The Company reserves the right to alter established working hours to meet business contingencies. From time to time, you may be required to work additional hours for the proper performance of your duties. You will not be entitled to additional remuneration for working outside your standard hours of work.

6.	Holidays

6.1	The Company’s holiday year runs from 1 January to 31 December.

6.2	Your annual holiday entitlement (including statutory entitlement) is 30 days, in addition to the usual public holidays.

6.3

Your annual holiday entitlement accrues at the rate of 1/365th per calendar day. If you join the Company or your holiday entitlement changes part way through the holiday year, your holiday entitlement(s) will be pro-rated on this basis.

6.4

If you leave the Company part way through the holiday year, your entitlement will be calculated in the same way. You will be paid for any holiday which has accrued during the final holiday year of your employment, but which has not been taken by the last day of your employment. If you have taken holiday in excess of your entitlement, you will be required to repay to the Company the relevant amount, which you agree may be deducted from your final salary payment or other sums otherwise owed from the Company pursuant to the Employment Rights Act 1996.

6.5

The method of calculating a day's pay for holiday pay and unpaid leave will be your Basic Salary (or, if applicable, your Adjusted Salary) divided by 260 for full-time employees; for part-time employees, holiday pay will be calculated by the same method but on a pro-rated basis.

6.6

Holiday may only be carried over into a new holiday year if there are legitimate business reasons which have prevented you from taking your full allowance, and subject to authorisation by the head of your business area. Additional information regarding holidays is set out in the Employee Handbook.

7.	Employee Handbook

7.1	The Company reserves the right to make alterations to the Employee Handbook at any time.

8.	Season ticket loan

8.1

You are eligible to apply for a loan to purchase an annual season ticket; the granting of such a loan will be entirely at the Company's discretion. This loan is interest-free and will be recovered monthly from your salary. The outstanding amount of any loan will become immediately repayable upon the termination of your employment or the surrender of the ticket.

9.	Notice

9.1	Subject to clause 10 below, in order to terminate your employment, during or on the expiry of your Probationary Period either party will be required to give the other party one month’s written notice:

9.2

Following the successful completion of your Probationary Period and subject to clause 10 below, in order to terminate your employment, either party will be required to give the other party written notice as follows:

9.2.1	from the Company to you:6 months (or the statutory minimum, if longer)

9.2.2	from you to the Company:6 months.

9.3

Notwithstanding clause 9.1 and 9.2, the Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by making a payment in lieu of notice equal to the basic salary which you would have been entitled to receive under this Agreement during the notice period referred to above, (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, basic pay shall not include any bonus, commission, award or payments that might otherwise be due during this period.

9.4

The Company will not be obliged to provide work to you at any time after notice of termination of your employment has been given either by you or by the Company and the Company may, at its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice (Garden Leave):

9.4.1	require you to comply with such conditions as it may specify in relation to attending at, or remaining away from, the places of business of the Company and any company in the Janus Henderson Group;

9.4.2	assign you to other duties;

9.4.3	withdraw any powers vested in, or duties assigned to you; or

9.4.4	require you to take any outstanding holiday.

10.	Termination of employment without notice

10.1

Notwithstanding the notice periods set out in clause 9 above the Company may, by written notice, terminate your employment immediately and without compensation (except for salary and holiday pay accrued, due but unpaid) in any of the following circumstances:

10.1.1	if you are in serious or repeated default of any of your obligations of employment;

10.1.2	if you are guilty of gross or persistent misconduct, dishonesty or any conduct tending to bring the Company into disrepute;

10.1.3	if you are imprisoned for any reason or convicted of a crime other than a minor offence under the Road Traffic Acts;

10.1.4	you fail to achieve or maintain any relevant regulatory approval appropriate to your position;

10.1.5

are declared bankrupt or enter into or make any arrangement or composition with or for the benefit of your creditors generally or have a County Court administration order made against you under the County Court Act 1984;

10.1.6

breach the Company’s policies and procedures including without limitation those relating to anti-bribery and corruption and those dealing with use of internet, e mail and/or social media or otherwise makes use social media in a way which is likely to prejudice the reputation of the Company, or the Janus Henderson Group or its/their employees or clients;

10.1.7

infringe or the Company has reasonable suspicion that you have infringed any rules or regulations of any regulatory or other external authority or professional body applicable to your employment or which regulate the performance of your duties;

10.1.8

knowingly or negligently supply any misleading, inaccurate or false information in connection with any investigation or procedure of the regulators relating to the Company’s or any Janus Henderson Group regulated activities;

10.1.9	commit (by action or omission) any serious breach of compliance rules;

10.1.10

if employment references and/or verified evidence of your qualifications, identity or right to work are not forthcoming or prove inadequate or unsatisfactory (where you have commenced employment before the Company has received such documentation); or

10.1.11	if you cease to be eligible to work in the UK.

11.	Location

11.1

Your normal place of work will be the London office of the Company or such other place within the United Kingdom as the Company may from time to time determine. You may also be required to travel to such places, whether in or outside the UK as the Company may from time to time require.

12.	Disciplinary and grievance procedures

12.1	Details of the Company’s disciplinary and grievance procedures are contained in the Employee Handbook. These rules may be amended by the Company from time to time at its absolute discretion.

13.	Collective agreements

13.1	There are no collective agreements in force which directly affect your employment.

14.	Health and safety

14.1

You are required to observe such health and safety regulations as may from time to time be in force at your place of work. The health and safety policy is displayed on notice boards in the Company’s London office.

15.	Financial regulation

15.1

You have an obligation to act and conduct yourself in conformity with the rules of the FCA, any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 and any other relevant overseas regulatory authority.

15.2

All employees must comply and co-operate fully with all instructions, directions, requirements or requests made or imposed by or on behalf of our regulators under the relevant rules. In particular you must comply with all relevant principles, rules and requirements of the FCA where applicable including the FCA’s Conduct Rules.

15.3

You will perform one or more senior management function(s) and will need to be aware of, and fully compliant with, your obligations in this respect. In addition, in performing your senior management function(s) you must take all reasonable steps to ensure that the Company and any Janus Henderson group company in respect of which you have responsibilities comply with its regulatory obligations.

15.4

You will discharge your responsibilities in your role as set out in your statement(s) of responsibilities in relation to any Janus Henderson group company (as amended from time to time). It is your responsibility during your employment with the Company to notify the Company if you consider that any changes in your duties during the course of performing your role impacts on such statement(s) of responsibilities. The Company and/or any Janus Henderson group company shall determine in its absolute discretion which approvals from the appropriate regulators are necessary for you to carry out your duties, as amended from time to time.

15.4.1

You consent to the Company and/or any Janus Henderson group company and/or any appropriate regulator undertaking such vetting as is necessary during your employment to verify that you continue to meet the required standards of fitness and propriety for your function. You must co-operate with any such vetting and provide any information requested by the Company and/or any Janus Henderson group company and/or any appropriate regulator. You warrant that you meet the required standard of fitness and propriety for your function; and

15.4.2

you have notified the Company of any matter which is or could be relevant to the Company’s and/or any Janus Henderson group company and/or any appropriate regulator’s assessment of your fitness and propriety. It is your responsibility during your employment with the Company to notify the Company immediately of any information which is or could be relevant to the Company’s and/or any Janus Henderson group company’s and/or any appropriate regulator’s assessment of your fitness and propriety. If you are in doubt as to the relevance of such information, you should discuss this with the Company. Your continued employment is conditional upon you maintaining any applicable regulatory approvals; and

15.5

the Company and/or any Janus Henderson group company and/or any appropriate regulator being satisfied that you continue to meet the required standards of fitness and propriety for your function. The Company reserves the right to amend your duties for it or any Janus Henderson group company, or terminate your employment with immediate effect, in the event of any breach of the above warranties or failure to meet any of the conditions set out above (for example ceasing to hold any applicable regulatory approvals or the Company and/or any Janus Henderson group company no longer being satisfied that you meet the required standards of fitness and propriety for your function).

15.6

During your employment and after the termination of your employment you undertake to co-operate fully with the Company or any Janus Henderson group company or its or their advisers in relation any internal investigation or other internal enquiry or any investigation or other enquiry by the (FCA) or any other regulatory authorities, clearing houses and exchanges, professional bodies, or government bodies or agencies in relation to the Company or any Janus Henderson group company or any litigation brought by or against the Company or any Janus Henderson group company in any case relating (in whole or in part) to matters with which you are involved during your employment with the Company.

15.7

During your employment and after the termination of your employment you undertake to co-operate fully with the Company or any Janus Henderson group company or its or their advisers in relation to the comprehensive, timely and accurate handover of your duties.

15.8

You are required to comply with the rules for employees' personal investment transactions (the "Personal Code of Ethics"), relating to the purchase and sale of securities, details of which are enclosed.

16.	Confidentiality

16.1

There is a need for strict confidentiality in connection with all the Company's business. You agree that you will not, either during your employment or thereafter, use to the detriment or prejudice of the Company or the Janus Henderson Group or, except in the proper course of your duties, divulge to any person any trade secret or information of a private, secret or confidential nature concerning the business, finances or affairs of the Company of the Janus Henderson Group or any of their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, existing and potential projects, accounts, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans) which have or may have come to your knowledge during the course of your employment with the Company and you will use your best endeavours to prevent the publication or disclosure by others of any such trade secret or confidential information.

16.2	The restrictions contained in this clause do not apply to any disclosure by you:

16.3	which amounts to a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and/or policy on disclosure operated by the Company from time to time;

16.4	in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

16.5	for the purposes of reporting misconduct, or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question;

16.6	to the Equality and Human Rights Commission;

16.7	authorised by the Board or required in the ordinary and proper course of your employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority; or

16.8	as otherwise required by law.

17.	Return of papers etc.

17.1

You will promptly, whenever requested by the Company and in any event upon the termination of your employment, deliver to the Company all lists of clients or customers, correspondence and all other documents, papers and records, including computer information and disks, which may have been prepared by you or have come into your possession, custody or control in the course of your employment, and you will not be entitled to and will not retain any copies thereof. Title and copyright therein will remain with the Company.

18.	Other employment

18.1	During your employment, you must not be engaged in any other business without prior written consent of the Company.

19.	Deductions

19.1	We are entitled to deduct from your pay or any other sums payable to you by the Company any sums which you may owe us including (without limitation):

19.1.1	loans including advances of salary; and

19.1.2

a day’s pay for each day of unauthorised absence (including any unauthorised absence during your notice period or failure to make yourself available for work). Unauthorised absence means failure to notify us in accordance with the sickness notification provisions or to obtain our written consent before being absent from work other than as authorised by and subject to the terms of your contract.

19.2	All sums payable by the Company will be subject to deductions required by law.

20.	Third party rights

20.1

You and the Company agree that any rights which a third party (other than a member of the Janus Henderson Group) may acquire under this contract of employment by reason of the Contracts (Rights of Third Parties) Act 1999 are excluded.

21.	Data protection

21.1

During the course of your employment, you acknowledge that the Company will need to hold, access or process personal data relating to you in accordance with the Janus Henderson Group’s Employee Privacy Statement (the “Employee Privacy Statement”) as may be provided to you and amended from time to time.

21.2	You are obliged to familiarise yourself and comply with the Data Protection Policy and any privacy statements as issued or updated from time to time and undertake to:

21.2.1

take all reasonable steps to ensure that confidential information relating to or belonging to the Company or the Janus Henderson Group, or personal data which you access, hold or process during the course of your employment will not be available or disclosed to third parties and will be kept securely by you, particularly if such information is accessed by or accessible to you via a mobile device; and

21.2.2

immediately notify the Company if you become aware of any unauthorised disclosures of any confidential information relating to or belonging to the Company or the Janus Henderson Group, or personal data or any other breaches of the Data Protection Policy.

21.3	You acknowledge that a failure to meet the obligations in clause 21.2 may lead to disciplinary action.

21.4

You must not use any personal computer which is not under the custody or control of the Company (or other electronic equipment capable of holding/processing personal data) for any business of the Company or the Janus Henderson Group without first obtaining authorisation from your manager. If you wish to change the nature and/or extent of such authorised usage you must first obtain approval from your manager. Business related information (including personal/sensitive information) must not be stored, processed, or transported on personally owned devices that do not run Janus Henderson approved IT controls to protect such information. You should refer to the Data Protection Policy and the Acceptable Use Policy for additional guidance.

21.5

If we instruct you to do so (and in any event when your employment terminates for whatever reason) you must surrender all manual data relating to any business of the Company or the Janus Henderson Group and erase all data relating to any business of the Company or the Janus Henderson Group from any computer to which you have access but which is not under the custody or control of the Company. In such circumstances you must also surrender (or destroy) any paper copies made of such data.

21.6	For the purposes of your employment with us we may process any data we hold in respect of you in accordance with the Employee Privacy Statement.

For the avoidance of doubt, processing includes the monitoring of your e-mails and computer use to the extent we consider necessary to ensure compliance with our e-mail policy, legal and regulatory obligations and any other roles or policies which apply from time to time.

22.	Covenants

22.1

For the purposes of clause 22, Termination Date means the date of the termination of your employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

22.2

You covenant with the Company (for itself and as trustee and agent for each other company in the Janus Henderson Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

22.2.1

during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any company in the Janus Henderson Group with whom you had business dealings in the course of your employment in the 12 month period immediately prior to the Termination Date or commencement of any period of Garden Leave;

22.2.2

during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), for the purposes of any business which competes or is about to compete with any business carried on by the Company or any company in the Janus Henderson Group, canvass, solicit, deal with or accept business or custom from or endeavour to canvass, solicit, deal with or accept business or custom from any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date or commencement of any period of Garden Leave, a client of the Company or any company in the Janus Henderson Group with whom you had business dealings in the course of your employment in that 12 month period. Nothing in this clause 22.2.1 prohibits the seeking or doing of business not in direct or indirect competition with the business of the Company or any Janus Henderson Group Company;

22.2.3

during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), so as to compete with the Company or any company in the Janus Henderson Group, carry on, set up, be employed, engaged or interested in a business which is itself or is about to be in competition with the business of the Company or any company in the Janus Henderson Group as at the Termination Date with which you were actively involved during the 12 month period immediately prior to the Termination Date or commencement of any period of Garden Leave. It is agreed that in the event that any such business ceases to be in competition with the Company and/or any company in the Janus Henderson Group this paragraph will, with effect from that date, cease to apply in respect of such business. The provisions of this paragraph will not, at any time following the Termination Date, prevent you from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, will not prohibit the seeking or doing of business not in competition with the business of the Company or any company in the Janus Henderson Group.

22.3

The period during which the restrictions referred to in clauses 22.2.1, 22.2.2 and 22.2.3 will apply following the Termination Date will be reduced by the amount of time during which, if at all, you are placed on Garden Leave under the provisions of clause 9.4.

22.4

You agree that if, during your employment with the Company or the period of the restrictions set out in clauses 22.2.1, 22.2.2 and 22.2.3 (subject to the provisions of clause 22.3), you receive an offer of employment or engagement, you will provide a copy of clause 22 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

22.5

You will, at the request and expense of the Company, enter into a separate agreement with any company in the Janus Henderson Group under the terms of which you will agree to be bound by restrictions corresponding to those contained in clauses 22.2.1, 22.2.2 and 22.2.3 (or such as may be appropriate in the circumstances).

22.6

Each and every obligation under this clause 22 will be treated as a separate obligation and will be severally enforceable as such. If any restriction contained in this clause 22 will be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction will apply with such deletions as may be necessary to make it valid and effective.

23.	General

23.1	The headings to clauses are for convenience only and have no legal effect.

23.2	Any reference to ‘Janus Henderson Group’ means Janus Henderson Group plc and any and all of its subsidiaries (as such term is defined in s.1159 Companies Act 2006).

23.3	The validity construction and performance of this contract will be governed by English law and subject to the exclusive jurisdiction of the English courts.

23.4

The Agreement sets out the entire agreement and understanding between you and the Company regarding the terms of your employment. This Agreement supersedes all prior discussions between you the Company and all representations terms and conditions and warranties (other than in relation to anything affecting your suitability for employment) whenever given and whether orally or in writing and any other contracts of employment (oral or written) which you may have from or with the Company, except that nothing herein will limit liability for fraud.

I trust that this offer is acceptable. If so, I should be grateful if you would sign the attached copy and return it to me in the envelope supplied, together with the documents listed below as enclosures. Please note that if we have not received a signed copy of this letter within seven days the offer of employment will lapse.

We are very much looking forward to you joining the team.

Yours sincerely

Charles Brooks

Head of Talent Acquisition

Personal Details Form

Pension Scheme booklet

Personal Account Dealing Rules

BUPA Form and BUPA info

Dental Form and Info

New Starter Form

WTR Form

Political Activities / Conflict of Interest Disclosure

Signed         ........................................................

May 21, 2021 | 14:08 MDT

     Dated         ........................................................

Start date to be entered only once mutually agreed:

Start date         ........................................................